Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Liz DeCastro
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	liz.decastro@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2011 RESULTS; COMPANY DELIVERS 20% OPERATIONAL EBITDA GROWTH IN 2011 AND ISSUES 2012 OUTLOOK

MCLEAN, Va. – March 6, 2012 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported solid financial results for the fourth quarter of 2011 and issued its outlook for the full-year 2012. Net income was $8.4 million, or $0.11 per diluted share, for the fourth quarter of 2011, as compared to $10.1 million, or $0.14 per diluted share, for the fourth quarter of 2010. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $44.3 million, as compared to $42.3 million for the prior-year period, representing year-over-year growth of 5 percent and an OEBITDA margin(1) of 47 percent. OEBITDA benefited from solid growth in commercial service and government service revenue.

Iridium reported fourth-quarter total revenue of $95.0 million, which consisted of $66.6 million of service revenue and $28.4 million of equipment, engineering and support revenue. Total revenue grew 8 percent versus the comparable period of 2010, while service revenue increased 11 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 70 percent of total revenue for the fourth quarter of 2011.

The Company ended the quarter with 523,000 total billable subscribers, which compares to 427,000 for the year-ago period and 508,000 for the quarter ended September 30, 2011. Total billable subscribers grew 22 percent year-over-year, driven by strength across all primary product lines.

Capital expenditures were $119.1 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the fourth quarter with a cash and cash equivalents balance of $136.4 million and gross debt of $417.1 million. Net debt was $253.8 million.

“2011 was a record year for Iridium as we reached important milestones for subscriber, service revenue and cash flow growth,” said Matt Desch, CEO, Iridium. “Our ongoing success is rooted in having a superior network, unmatched capabilities in the highest growth segments of our market and a sustainable set of product-related competitive advantages anchored by a motivated partner channel. 2012 is shaping up to be another year of growth as we expect to cross the $200 million Operational EBITDA threshold on our way to launching Iridium NEXT.”

Desch continued, “We’re obsessive innovators, and we’ll continue to expand and improve our service portfolio in 2012 and beyond. With the recent launch of Iridium PilotTM, our second-generation maritime broadband platform, we’re bringing enhanced voice and broadband data capabilities to our customers all over the world at a low cost. We’ll also deliver a new, 70 percent smaller M2M device in the next few months, building on the success of a market that has grown subscribers at least 50 percent year-over-year for five consecutive quarters. Iridium remains healthy and strong, and we continue to make the right decisions to support recurring service revenue growth and operating cash flow expansion.”

Full-Year 2011 Iridium Business Highlights

For the full year, Iridium reported net income of $39.7 million, or $0.54 per diluted share, as compared to net income of $22.7 million, or $0.31 per diluted share, for 2010. The Company reported 2011 total revenue of $384.3 million, which included $262.3 million of service revenue and $122.0 million of equipment, engineering and support revenue. OEBITDA for 2011 was $190.4 million, as compared to $158.9 million for the prior-year, representing year-over-year growth of 20 percent and an OEBITDA margin of 49 percent. Capital expenditures were $359.4 million for the full-year 2011.

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 53 percent of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•

Commercial service revenue was $50.6 million, a 14 percent increase from last year’s comparable period, primarily supported by gains in M2M data, handheld voice and Iridium OpenPort® high-speed maritime customers.

•

Commercial voice average revenue per user (“ARPU”) was $46 during the fourth quarter, a 2 percent year-over-year decrease. Voice ARPU declined primarily due to lower postpaid customer usage of L-Band transceivers, partially offset by growth in the higher ARPU Iridium OpenPort service. Commercial M2M data ARPU was $18 during the fourth quarter, unchanged from last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 475,000 billable subscribers, which compares to 384,000 for the prior-year quarter and to 459,000 for the quarter ended September 30, 2011. M2M data subscribers increased 50 percent year-over-year and represented 35 percent of billable commercial subscribers, an increase from 29 percent at the end of the prior-year period. Commercial voice subscribers increased 14 percent from the year-ago period.

Service – Government

Iridium has grown in the last several years from a niche supplier to an integral element in the U.S. Government communications infrastructure. Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

•	Government service revenue was $16.0 million, a 3 percent increase from the prior-year period, primarily driven by growth in Netted IridiumSM and M2M data subscribers.

•

Government voice ARPU was $138 during the fourth quarter, a 2 percent year-over-year decrease. Voice ARPU declined as a result of growth in lower-priced Netted Iridium subscribers. Government M2M data ARPU was $19 during the fourth quarter, down 14 percent from last year’s comparable period, as lower-ARPU tracking devices continued to become a bigger part of the government’s M2M subscriber profile.

•

Iridium’s government business ended the quarter with 48,000 billable subscribers, which compares to 43,000 for the prior-year quarter and to 49,000 for the quarter ended September 30, 2011. Government voice subscribers decreased on a sequential basis primarily due to a reconciliation by the Defense Information Systems Agency of its active subscriber accounts. M2M data subscribers increased 57 percent year-over-year and represented 23 percent of billable government subscribers, an increase from 16 percent at the end of the prior-year period.

Equipment

•

Equipment revenue was $22.5 million during the fourth quarter, a 7 percent year-over-year increase. Revenue increased primarily due to strong M2M and handset sales volumes. Iridium continues to see strong demand for its devices with overall unit sales growing 60 percent year-over-year.

Engineering & Support

•

Engineering and support revenue was $5.9 million during the fourth quarter, a decline of 14 percent from the prior-year period, primarily resulting from a decrease in lower margin contract revenue on government projects.

Iridium NEXT and Hosted Payloads Update

•

Iridium has completed the preliminary design review for its new satellite system, Iridium NEXT, the first major milestone in a five-year development schedule. The Company is still on track to begin deploying Iridium NEXT in early 2015.

•

Iridium expects to announce the details of its primary hosted payload mission in the second quarter of 2012. The Company believes the most likely opportunity is the formation of a global aviation monitoring business, which would deploy a payload that monitors aircraft all over the world and then supplies that information in near real-time to Air Navigation Service Providers such as the Federal Aviation Administration, Nav Canada, NATS and others. Iridium believes that providing aircraft control surveillance over oceans and remote regions is a potentially transformational capability, allowing airlines to fly more optimal routes, save billions of dollars in fuel and reduce carbon emissions and improving air traffic safety in these regions.

2012 Outlook

The Company issued its full-year 2012 outlook for total billable subscriber growth, service revenue and OEBITDA. The Company expects:

•	Total billable subscriber growth between 20 percent and 25 percent for the full-year 2012

•	Total service revenue growth between 8 percent and 11 percent for the full-year 2012

•	Full-year 2012 OEBITDA to be between $210 million and $220 million. OEBITDA for 2011 was $190.4 million.

2012 Outlook (March 2012)
Total Billable Subscriber Growth	20% to 25%
Total Service Revenue Growth	8% to 11%
Operational EBITDA (OEBITDA)	$210 million to $220 million

Long-Range Outlook

The Company affirmed its previously issued long-range outlook for service revenue, OEBITDA margin, cash taxes, net leverage and rate of deleveraging. The Company expects:

•	Average service revenue growth between 9 percent and 13 percent per year between 2011 and 2015

•	OEBITDA margin of approximately 60 percent in 2015

•	Negligible cash taxes from 2011 to approximately 2020

•	Net leverage (net debt:OEBITDA) of approximately 3x at year-end 2012, 4x-5x at year-end 2015

•	Decrease net leverage by an average of 0.5 to 1.0 multiple of OEBITDA per year beginning in 2016

	Prior Long-Range Outlook (December 2010/November 2011)	Revised Long-Range Outlook (March 2012)
Average Service Revenue Growth	9% to 13% per year between 2011 and 2015	Affirmed
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2015	Affirmed
Cash Taxes	Negligible cash taxes from 2011 to approximately 2020	Affirmed
Net Leverage	Approximately 3x at year-end 2012; 4x-5x at year-end 2015	Affirmed
Rate of Deleveraging	0.5 to 1.0 multiple of OEBITDA per year beginning in 2016	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of adjusted revenue, or Operational EBITDA margin. Adjusted revenue excludes the impact of purchase accounting and Iridium NEXT revenue. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of Operational EBITDA to consolidated GAAP net income and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(In thousands)
GAAP net income	$8,362	$10,122	$39,681	$22,691
Interest expense	31	—	42	23
Interest income	(405)	(222)	(1,242)	(660)
Income taxes	4,776	2,662	24,900	12,921
Depreciation and amortization	23,867	23,050	97,646	90,667
Iridium NEXT expenses, net	6,155	5,260	23,284	16,697
Share-based compensation	1,572	1,307	5,895	4,875
Non-cash purchase accounting	(93)	106	163	11,666

Operational EBITDA	$44,265	$42,285	$190,369	$158,880

Conference Call Information

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Tuesday, March 6, 2012. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Tuesday, March 6, 2012 through Tuesday, March 13, 2012 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 32117251, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT; anticipated hosted payload arrangements; the development of the product portfolio and the size of the addressable market; anticipated growth in subscribers, data services and total service revenue; anticipated equipment revenue; anticipated growth in Operational EBITDA and OEBITDA margin; leveraging and deleveraging and anticipated cash taxes. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, and the development of and market for hosted payloads, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 6, 2012. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Non-Cash Purchase Accounting for the Three Months Ended December 31, (1)
	2011	2010	2011	2010
Revenue:
Service revenue
Commercial	$50,590	$44,501	$(166)	$(366)
Government	16,045	15,635	—	—

Total service revenue	66,635	60,136	(166)	(366)
Subscriber equipment	22,477	21,002	—	—
Engineering and support service	5,865	6,792	—	—

Total revenue	94,977	87,930	(166)	(366)

Operating expenses:
Cost of subscriber equipment sales	15,212	12,007	—	—
Cost of services (exclusive of depreciation and amortization)	16,714	15,584	(259)	(260)
Research and development	7,916	4,470	—	—
Selling, general and administrative	15,510	17,783	—	—
Depreciation and amortization	23,867	23,050	19,508	19,278

Total operating expenses	79,219	72,894	19,249	19,018

Operating profit (loss)	15,758	15,036	(19,415)	(19,384)

Other (expense) income:
Interest income, net	374	222	—	—
Undrawn credit facility fees	(2,958)	(2,368)	—	—
Other (expense) income, net	(36)	(106)	—	—

Total other (expense) income	(2,620)	(2,252)	—	—

Earnings (loss) before income taxes	13,138	12,784	(19,415)	(19,384)
Income tax provision	(4,776)	(2,662)	7,484	7,496

Net income (loss)	$8,362	$10,122	$(11,931)	$(11,888)

Operational EBITDA	$44,265	$42,285	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC's deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2011 and 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,		Non-Cash Purchase Accounting for the Year Ended December 31, (1)
	2011	2010	2011	2010
Revenue:
Service revenue
Commercial	$197,954	$177,359	$(1,200)	$(3,315)
Government	64,368	58,992	—	—

Total service revenue	262,322	236,351	(1,200)	(3,315)
Subscriber equipment	94,709	90,184	—	—
Engineering and support service	27,276	21,638	—	—

Total revenue	384,307	348,173	(1,200)	(3,315)

Operating expenses:
Cost of subscriber equipment sales	54,113	61,661	—	10,873
Cost of services (exclusive of depreciation and amortization)	71,181	72,579	(1,037)	(2,522)
Research and development	18,684	19,178	—	—
Selling, general and administrative	65,682	66,728	—	—
Depreciation and amortization	97,646	90,667	80,741	76,983

Total operating expenses	307,306	310,813	79,704	85,334

Operating profit (loss)	77,001	37,360	(80,904)	(88,649)

Other (expense) income:
Interest income, net	1,200	637	—	—
Undrawn credit facility fees	(13,524)	(2,368)	—	—
Other (expense) income, net	(96)	(17)	—	—

Total other (expense) income	(12,420)	(1,748)	—	—

Earnings (loss) before income taxes	64,581	35,612	(80,904)	(88,649)
Income tax provision	(24,900)	(12,921)	31,188	34,281

Net income (loss)	$39,681	$22,691	$(49,716)	$(54,368)

Operational EBITDA	$190,369	$158,880	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC's deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the cost of subscriber equipment sales increased in 2010 and the decrease in the carrying value of deferred revenue caused a decrease in revenue. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2011 and 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2011	2010		2011	2010
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$41,927	$38,638	9%	$167,482	$155,597	8%
M2M data(2)	8,663	5,863	48%	30,472	21,762	40%

Total commercial voice and M2M data service	50,590	44,501	14%	197,954	177,359	12%

Government(3)
Voice and M2M data service
Voice	15,420	15,186	2%	61,999	57,535	8%
M2M data	625	449	39%	2,369	1,457	63%

Total government voice and M2M data service	16,045	15,635	3%	64,368	58,992	9%

Total service revenue	66,635	60,136	11%	262,322	236,351	11%

Subscriber equipment	22,477	21,002	7%	94,709	90,184	5%

Engineering and support(4)
Government	5,371	6,295	-15%	25,924	19,699	32%
Commercial	494	497	-1%	1,352	1,939	-30%

Total engineering and support	5,865	6,792	-14%	27,276	21,638	26%

Total Revenue	$94,977	$87,930	8%	$384,307	$348,173	10%

Operational EBITDA Margin Reconciliation
Total revenue	$94,977	$87,930		$384,307	$348,173
Operational EBITDA adjustments that impact revenue:
Non-cash purchase accounting	166	366		1,200	3,315
Iridium NEXT revenue	(5)	(31)		(49)	(89)

Adjusted revenue(5)	$95,138	$88,265		$385,458	$351,399

Operational EBITDA	$44,265	$42,285	5%	$190,369	$158,880	20%
Operational EBITDA margin(6)	47%	48%	-1%	49%	45%	4%

Other
Capital expenditures (7)	$119,060	$103,191		$359,404	$237,450
Net debt (8)	$253,765	$37,436

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.'s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government's dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.'s satellite system.
(5)	Adjusted revenue is total revenue adjusted for the impact of Operational EBITDA adjustments.
(6)	Operational EBITDA margin is calculated by dividing Operational EBITDA by adjusted revenue.
(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

Billable Subscribers (1)	As of December 31,		% Change
	2011	2010
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice	307	272	13%
M2M data	168	112	50%

Total commercial voice and M2M data service	475	384	24%
Government
Voice and M2M data service
Voice	37	36	3%
M2M data	11	7	57%

Total government voice and M2M data service	48	43	12%

Total billable subscribers	523	427	22%

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2011	2010		2011	2010
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice	2	8	-75%	35	40	-13%
M2M data	14	18	-22%	56	49	14%

Total commercial voice and M2M data service	16	26	-38%	91	89	2%
Government
Voice and M2M data service
Voice	(1)	4	-125%	1	10	-90%
M2M data	—	—	0%	4	2	100%

Total government voice and M2M data service	(1)	4	-125%	5	12	-58%

Total billable subscribers	15	30	-50%	96	101	-5%

	Three Months Ended December 31,			Year Ended December 31,
ARPU(2)	2011	2010		2011	2010
Commercial
Voice	$46	$47	-2%	$48	$51	-6%
M2M data	$18	$18	0%	$18	$20	-10%
Government
Voice	$138	$141	-2%	$141	$146	-3%
M2M data	$19	$22	-14%	$21	$21	0%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.

NM—not	meaningful